Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P., Chief Financial & Operating Officer & Secretary
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6763	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2010 First Quarter Financial Results

•                  Net interest margin increased to 3.50%, the second consecutive quarterly increase

•                  Provision for loan losses decreased by 60% as compared to the previous quarter

•                  Quarterly charge-offs at the lowest level since 2008

•                  Total capital ratio increased to 14.28%, an all-time high

Denver, Colorado (April 22, 2010) — Guaranty Bancorp (Nasdaq: GBNK) today reported a first quarter 2010 net loss of $1.8 million, or $0.06 loss per basic and diluted common share after giving effect to preferred stock dividends, compared to a first quarter 2009 net income of $0.4 million, or $0.01 earnings per basic and diluted common share.  The primary reason for the decrease from the prior year period is a $1.5 million increase in the provision for loan losses, as well as a $2.7 million increase in noninterest expense primarily from higher other real estate expenses. These items were partially offset by a $0.9 million increase in net interest income and a tax benefit on these items.

Dan Quinn, Guaranty Bancorp President and CEO, stated, “I continue to be encouraged by the improvement in our asset quality trends. First quarter charge-offs were 44% lower than the fourth quarter 2009 charge-offs and 60% lower than the first quarter 2009 charge-offs.  Since September 30, 2009, our nonperforming assets have declined by over 10%.  The provision for loan losses declined by 60% from the previous quarter to $4.0 million during the first quarter 2010 due mostly to a continued decline in overall classified assets. This is the second consecutive quarter of significant declines in the provision for loan losses as the fourth quarter 2009 provision for loan losses was 50% lower than the third quarter 2009. “

Mr. Quinn continued, “Our net interest margin also increased for the second consecutive quarter to 3.50% in the first quarter 2010, compared to 3.26% in the prior quarter.  Although we continued to maintain a significant balance of low-yielding overnight funding, the net interest margin increased primarily due to higher loan yields and lower deposit costs.”

Key Financial Measures

Income Statement

	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009

Earnings (loss) per common share-basic & diluted	$(0.06)	$(0.07)	$0.01
Return on average assets	(0.36)%	(0.35)%	0.09%
Net Interest Margin	3.50%	3.26%	3.26%

Balance Sheet

	March 31, 2010	December 31, 2009	% Change	March 31, 2009	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$222,723	$234,483	(5.0)%	$34,982	536.7%
Total investments	252,393	248,236	1.7%	139,387	81.1%
Total loans, net of unearned discount	1,435,071	1,519,608	(5.6)%	1,757,103	(18.3)%
Loans held for sale	11,506	9,862	16.7%	5,175	122.3%
Allowance for loan losses	(52,015)	(51,991)	0.0%	(37,598)	38.3%
Total assets	2,030,331	2,127,580	(4.6)%	2,036,395	(0.3)%
Average assets, quarter-to-date	2,066,930	2,117,257	(2.4)%	2,065,680	0.1%
Total deposits	1,602,884	1,693,290	(5.3)%	1,639,797	(2.3)%
Book value per common share	2.44	2.50	(2.5)%	3.11	(21.6)%
Tangible book value per common share	2.10	2.13	(1.4)%	2.66	(21.0)%
Tangible book value per common share (after giving effect to conversion of preferred stock)	1.98	2.00	(0.9)%	2.66	(25.5)%
Book value of preferred stock	60,580	59,227	2.3%	None	N/A
Liquidation value of preferred stock	61,787	60,434	2.2%	None	N/A
Equity ratio — GAAP	9.41%	9.05%	4.0%	8.03%	17.1%
Tangible equity ratio	8.60%	8.23%	4.5%	6.94%	23.9%
Total risk-based capital ratio	14.28%	13.80%	3.5%	10.82%	32.0%

Net Interest Income and Margin

	Quarter Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
	(Dollars in thousands)

Net interest income	$16,632	$16,284	$14,911	$15,860	$15,718
Interest rate spread	3.10%	2.81%	2.65%	2.77%	2.62%
Net interest margin	3.50%	3.26%	3.14%	3.38%	3.26%
Net interest margin, fully tax equivalent	3.58%	3.34%	3.23%	3.46%	3.34%

First quarter 2010 net interest income of $16.6 million increased by $0.3 million from the fourth quarter 2009, and increased $0.9 million from the first quarter 2009.  The Company’s net interest margin of 3.50% for the first quarter 2010 reflected an increase of 24 basis points from both the fourth quarter 2009 and the first quarter 2009. The increase in net interest margin and net interest spread in the first quarter 2010, as compared to the fourth quarter 2009, is primarily a result of an increase in loan yields and a reduction in the cost of deposits during the first quarter 2010.  Loan yields were 5.65% for the first quarter 2010 as compared to 5.44% in the fourth quarter 2009, an increase of 21 basis points. The cost of deposits (excluding noninterest-bearing demand deposits) was 1.49% for the first quarter 2010 as compared to 1.74% in the previous quarter, a decline of 25 basis points.  The $0.9 million increase in net interest income in the first quarter 2010 as compared to the same quarter in 2009 is primarily due to a $4.8 million favorable rate variance which was mostly offset by a $3.9 million unfavorable volume variance.  The favorable rate variance is primarily attributable to a 48 basis point increase in loan yields in the first quarter 2010 as compared to the same period in 2009, as well as a 74 basis point decline in the overall cost of funds over the same period.  Loan yields increased as a result of loan repricing with minimum rates established on loan renewals throughout 2009.  The overall cost of funds declined primarily due to a 137 basis point decrease in time deposit rates as certificates of deposit repriced to lower rates upon renewal.  The unfavorable volume variance is primarily a result of a $316.1 million decline in average loan balances in the first quarter 2010 as compared to the same quarter in 2009.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
	(In thousands)
Noninterest income:
Customer service and other fees	$2,214	$2,206	$2,281	$2,354	$2,679
Gain (loss) on sale of securities	14	(1)	(1)	—	—
Other	194	127	242	277	215
Total noninterest income	$2,422	$2,332	$2,522	$2,631	$2,894

Noninterest income for the first quarter 2010 remained relatively flat as compared to the fourth quarter 2009, and declined by approximately $0.5 million from the first quarter 2009.

The decline in noninterest income in the first quarter 2010 as compared to the same quarter in 2009 is mostly due to customer service and other fees, which declined primarily as a result of a $0.2 million decrease in analysis account fees due to lower activity, as well as a net $0.3 million decline in all other fee income.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,563	$6,560	$6,536	$6,712	$6,739
Occupancy expense	1,890	1,854	1,908	1,926	1,921
Furniture and equipment	976	1,060	1,103	1,147	1,131
Amortization of intangible assets	1,300	1,556	1,559	1,581	1,582
Other real estate owned	2,749	3,281	1,654	915	48
Insurance and assessments	1,812	1,612	1,688	2,195	1,041
Professional fees	877	963	516	896	849
Other general and administrative	1,959	2,860	2,517	2,342	2,149
Total noninterest expense	$18,126	$19,746	$17,481	$17,718	$15,460

Noninterest expense for the first quarter 2010 decreased by $1.6 million as compared to the fourth quarter 2009 and increased by $2.7 million from the first quarter 2009.

The $1.6 million decline in noninterest expense in the first quarter 2010 as compared to the fourth quarter 2009 is due mostly to a $0.9 million decline in other general and administrative expense, a $0.5 million decline in other real estate owned expense and a $0.3 million decline in amortization of intangible assets.  The decrease in other general and administrative expenses is due to several decreases in miscellaneous other expenses. The decline in other real estate owned expense is due to a decline in write-downs on other real estate owned properties resulting from valuation adjustments and sales. The decrease in intangible asset amortization is due to accelerated amortization on our core deposit intangible assets.

The $2.7 million increase in noninterest expense in the first quarter 2010 as compared to the same period in 2009 is mostly due to a $2.7 million increase in other real estate owned expense and a $0.8 million increase in insurance and assessments. These increases were partially offset by a $0.2 million decrease in salaries and employee benefits, a combined $0.2 million decrease in occupancy and furniture & equipment expense, a $0.3 million decrease in amortization of intangible assets and a $0.2 million decrease in other general and administrative expense.  The $2.7 million increase in other real estate owned expense in the first quarter 2010 as compared to the same period in 2009 is due to write-downs on other real estate owned properties resulting from valuation adjustments and sales. The $0.8 million increase in insurance and assessments is mostly due to higher FDIC insurance premiums in 2010 as compared to 2009.

Preferred Stock Dividend

On February 15, 2010, a non-cash preferred stock dividend was paid in the form of additional shares of Series A convertible preferred stock to holders of Series A convertible preferred stock in the amount of $1.4 million.  The effect of this preferred stock dividend was to increase the loss allocable to common shareholders as reflected in the earnings (loss) per common share computation.

Balance Sheet

	March 31, 2010	December 31, 2009	% Change	March 31, 2009	% Change
	(Dollars in thousands, except per share amounts)
Total assets	$2,030,331	$2,127,580	(4.6)%	$2,036,395	(0.3)%
Average assets, quarter-to-date	2,066,930	2,117,257	(2.4)%	2,065,680	0.1%
Loans, net of unearned discount	1,435,071	1,519,608	(5.6)%	1,757,103	(18.3)%
Total deposits	1,602,884	1,693,290	(5.3)%	1,639,797	(2.3)%

Equity ratio - GAAP	9.41%	9.05%	4.0%	8.03%	17.1%
Tangible equity ratio	8.60%	8.23%	4.5%	6.94%	23.9%

At March 31, 2010, total assets of $2.0 billion declined by $97.2 million, or 4.6%, as compared to December 31, 2009 and remained relatively flat as compared to March 31, 2009.  The decline in assets from December 31, 2009 is mostly due to an $84.5 million decline in loans, net of unearned discount.  Most of this decrease was in commercial loans.  The decline in commercial loans is partly attributable to planned efforts by the bank to reduce lower yielding syndicated and participated loans.

Although total assets remained relatively flat at March 31, 2010 as compared to March 31, 2009, there was a change in the mix of assets as total loans declined by $322 million, while investment securities increased by $113 million and cash and cash equivalents increased by $187 million. The increase in cash and cash equivalents is primarily a result of management’s decision to improve the bank’s overall liquidity position.  Management continues to evaluate alternatives to utilize this additional low-yielding liquidity in the existing interest-rate environment in order to improve our future net interest margin.

The GAAP equity ratio and tangible equity ratio increased at March 31, 2010 as compared to December 31, 2009.  Additionally, both the GAAP equity ratio and tangible equity ratio increased significantly from March 31, 2009, primarily as a result of the issuance of $57.8 million, net of expenses, of convertible preferred stock in August 2009.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	March 31, 2010	December 31, 2009	March 31, 2009
	(In thousands)
Loans on real estate:
Residential and commercial	$748,135	$760,719	$658,982
Construction	111,231	105,612	250,665
Equity lines of credit	53,014	54,852	52,679
Commercial loans	448,908	521,016	714,218
Agricultural loans	17,203	18,429	22,686
Lease financing	4,014	4,011	3,547
Installment loans to individuals	34,986	36,175	38,220
Overdrafts	612	358	987
SBA and other	19,396	20,997	18,294
	1,437,499	1,522,169	1,760,278
Unearned discount	(2,428)	(2,561)	(3,175)
Loans, net of unearned discount	$1,435,071	$1,519,608	$1,757,103

There were $912.4 million of real estate loans at March 31, 2010 as compared to $921.2 million at December 31, 2009, a decrease of $8.8 million as management continues efforts to decrease its exposure to residential and commercial real-estate.

The $139.4 million decrease in construction loans, and the $89.2 million increase in residential and commercial real estate loans at March 31, 2010 as compared to March 31, 2009 is partially due to reclassifying $124.0 million of construction loans to residential and commercial real estate loans because of the completion of the underlying building projects and the commencement of amortization on these loans.   A portion of the remainder of the decrease in construction loans was a result of payoffs on existing loans, as well as moving loans to other real estate owned during 2009 and 2010.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	March 31, 2010	December 31, 2009	March 31, 2009
	(In thousands)
Noninterest bearing deposits	$363,059	$366,103	$422,509
Interest bearing demand	165,315	171,844	140,110
Money market	321,603	352,127	285,164
Savings	74,537	71,816	72,157
Time	678,370	731,400	719,857
Total deposits	$1,602,884	$1,693,290	$1,639,797

Total deposits decreased by $90.4 million to $1.60 billion at March 31, 2010 as compared to $1.69 billion at December 31, 2009, and decreased by $36.9 million as compared to $1.64 billion at March 31, 2009.   The overall decrease in deposits during the first quarter 2010 is mostly due to a $53.0 million decline in time deposits and a $30.5 million decline in money markets due mostly to seasonal fluctuations of customer balances.

Borrowings were $164.3 million at March 31, 2010 as compared to $164.4 million at December 31, 2009, and $164.5 million at March 31, 2009.  The entire balance of borrowings at each balance sheet date consisted of term advances with the Federal Home Loan Bank.

Regulatory Capital Ratios

The Company’s and the subsidiary bank’s capital ratios increased at March 31, 2010 as compared to December 31, 2009 due to a decrease in risk-weighted assets. All of the regulatory capital ratios are above the highest regulatory capital requirement of “well-capitalized” at March 31, 2010.  The Company’s and the subsidiary bank’s actual capital ratios for March 31, 2010 and December 31, 2009 are presented in the table below:

	Ratio at March 31, 2010	Ratio at December 31, 2009	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	14.28%	13.80%	8.00%	N/A
Guaranty Bank and Trust Company	13.40%	12.82%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	9.64%	9.43%	4.00%	N/A
Guaranty Bank and Trust Company	12.12%	11.55%	4.00%	6.00%
Leverage Ratio:
Consolidated	7.94%	7.89%	4.00%	N/A
Guaranty Bank and Trust Company	9.90%	9.66%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets.  At March 31, 2010, approximately $30.7 million of the subsidiary bank’s allowance for loan losses is disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 1.84% of the subsidiary bank’s risk-weighted assets.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
	(Dollars in thousands)

Nonaccrual loans, not restructured	$70,500	$59,584	$81,035	$52,483	$57,299
Other nonperforming loans	558	123	150	2,671	911

Total nonperforming loans (NPLs)	$71,058	$59,707	$81,185	$55,154	$58,210
Other real estate owned and foreclosed assets	30,918	37,192	32,246	34,746	14,524

Total nonperforming assets (NPAs)	$101,976	$96,899	$113,431	$89,900	$72,734

Accruing loans past due 90 days or more (1)	$558	$123	$9,140	$2,671	$911

Accruing loans past due 30-89 days (1)	$21,956	$21,709	$52,443	$39,836	$31,957

Allowance for loan losses	$52,015	$51,991	$49,038	$43,041	$37,598

Selected ratios:
NPLs to loans, net of unearned discount	4.95%	3.93%	5.11%	3.34%	3.31%
NPAs to total assets	5.02%	4.55%	5.51%	4.62%	3.57%
Allowance for loan losses to NPAs	51.01%	53.65%	43.23%	47.88%	51.69%
Allowance for loan losses to NPLs	73.20%	87.08%	60.40%	78.04%	64.59%
Allowance for loan losses to loans, net of unearned discount	3.62%	3.42%	3.09%	2.61%	2.14%
Loans 30-89 days past due to loans, net of unearned discount	1.53%	1.43%	3.30%	2.41%	1.82%

(1) Past due loans include both loans that are past due with respect to payments, and loans that are past due with respect to the fact that the loan has matured and is in the process of renewal, but continues to be current with respect to payments.

The types of nonperforming loans (excluding loans held for sale) as of March 31, 2010 and December 31, 2009 are as follows:

	Nonperforming Loans
	March 31, 2010			December 31, 2009
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Amounts in thousands)
Residential Construction,Land and Land Development	$39,931	56.2%	$4,681	$25,812	43.2%	$2,542
Other Residential Loans	4,054	5.7%	649	3,131	5.2%	623
Commercial and Industrial Loans	10,661	15.0%	1,620	18,206	30.5%	1,960
Commercial Real Estate	16,069	22.6%	3,852	12,188	20.5%	1,468
Other	343	0.5%	—	370	0.6%	10
Total	$71,058	100.0%	$10,802	$59,707	100.0%	$6,603

The increase in nonperforming loans related to residential construction, land and land development is primarily a result of one syndicated credit that was downgraded by the lead bank, of which our share is $19.1 million.  The amount of the allowance for loan losses allocated to this loan is $1.4 million. The underlying collateral on this syndicated credit is a for-rent multifamily project which is essentially leasing to plan; however, the loan was placed on nonaccrual status due to issues between the borrower’s parent company and the lead bank.  This loan was placed on nonaccrual status due to the lead lender’s efforts to reach a broader settlement with the borrower’s parent company on this property and other projects in which we do not participate.

The types of loans included in the accruing loans past due 30-89 days as of March 31, 2010 and December 31, 2009 are as follows:

	Accruing loans past due 30-89 days
	March 31, 2010		December 31, 2009
	Loan Balance	Percent	Loan Balance	Percent
	(Amounts in thousands)
Residential Construction, Land and Land Development	$5,138	23.4%	$10,265	47.3%
Other Residential Loans	1,382	6.3%	2,103	9.7%
Commercial and Industrial Loans	5,027	22.9%	4,038	18.6%
Commercial Real Estate	2,268	10.3%	3,516	16.2%
Other	8,141	37.1%	1,787	8.2%
Total	$21,956	100.0%	$21,709	100.0%

The overall level of accruing loans past due 30-89 days remains stable with the previous quarter. The level of past due loans for the prior two quarters reflects a significant decline when compared to the first three quarters of 2009. At March 31, 2010, approximately $9.8 million of the $22.0 million of accruing loans past due 30-89 days were matured and in the process of renewal. These loans are current with respect to payments, but are considered past due as they have matured and are expected to be renewed.  Due to more conservative underwriting requirements and pricing increases being sought, it is taking longer to negotiate and redocument the matured loans.

Net charge-offs in the first quarter 2010 were $4.0 million as compared to $7.1 million in the fourth quarter 2009 and $9.9 million in the first quarter 2009.  This is the lowest level of quarterly charge-offs since 2008. Impaired loans as of March 31, 2010 totaled $71.1 million compared to $59.7 million at December 31, 2009 and $58.2 million at March 31, 2009.

The Company recorded a provision for loan losses in the first quarter 2010 of $4.0 million, as compared to $10.0 million in the fourth quarter 2009 and $2.5 million in the first quarter 2009.  The first quarter 2010 provision for loan losses is 60% lower than the fourth quarter 2009.  The provision for loan losses in the first quarter consisted of an $8.1 million increase in the specific component of the allowance including charge-offs on impaired loans, partially offset by a $4.1 million decrease in the general component of the allowance due primarily to declines in overall classified and watch list loans, as well as a decrease in the balance of loans that are allocated a general component of the allowance for loan losses.

Shares Outstanding

As of March 31, 2010, the Company had 52,825,468 shares of common stock outstanding, including 1,330,571 shares of unvested stock awards, but excluding 156,567 shares of common stock to be issued under its deferred compensation plan.  In addition, the company had 61,787 shares of Series A convertible preferred stock outstanding, with a liquidation value of $1,000 per share.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value, tangible book value (after giving effect to conversion of preferred stock), and tangible equity ratio, which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the tangible equity ratio as of the dates indicated:

	March 31, 2010	December 31, 2009	March 31, 2009
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$190,980	$192,638	$163,573
Less: Preferred share liquidation preference	(61,787)	(60,434)	—
Stockholders’ equity attributable to common shares	129,193	132,204	163,573
Less: Intangible assets	(17,922)	(19,222)	(23,918)
Tangible common equity	$111,271	$112,982	$139,655

Number of common shares outstanding and to be issued	52,982,035	52,952,703	52,570,986

Number of shares of preferred stock outstanding	61,787	60,434	N/A

Number of shares of common stock to be issued upon conversion of preferred stock	34,326,111	33,574,444	N/A

Book value per common share	$2.44	$2.50	$3.11
Tangible book value per common share	$2.10	$2.13	$2.66
Tangible book value per common share (after giving effect to conversion of preferred stock)	$1.98	$2.00	$2.66

Tangible Equity Ratio
Total assets	$2,030,331	$2,127,580	$2,036,395
Less: Intangible assets	(17,922)	(19,222)	(23,918)
Tangible assets	$2,012,409	$2,108,358	$2,012,477

Equity ratio – GAAP (Total stockholders’ equity / total assets)	9.41%	9.05%	8.03%
Tangible equity ratio
(Tangible common equity + Preferred share liquidation preference) / tangible assets	8.60%	8.23%	6.94%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; the effect of the regulatory written agreement the Company and its bank subsidiary have entered into and potential future supervisory action against the Company or its bank subsidiary; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in the deferred tax asset valuation allowance; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	March 31, 2010	December 31, 2009	March 31, 2009
	(In thousands)
Assets
Cash and due from banks	$222,723	$234,483	$34,982
Federal funds sold	—	—	1,000
Cash and cash equivalents	222,723	234,483	35,982
Securities available for sale, at fair value	219,490	221,134	99,107
Securities held to maturity	15,760	9,942	11,946
Bank stocks, at cost	17,143	17,160	28,334
Total investments	252,393	248,236	139,387

Loans, net of unearned discount	1,435,071	1,519,608	1,757,103
Less allowance for loan losses	(52,015)	(51,991)	(37,598)
Net loans	1,383,056	1,467,617	1,719,505
Loans held for sale	11,506	9,862	5,175
Premises and equipment, net	59,587	60,267	62,386
Other real estate owned and foreclosed assets	30,918	37,192	14,524
Other intangible assets, net	17,922	19,222	23,918
Other assets	52,226	50,701	35,518
Total assets	$2,030,331	$2,127,580	$2,036,395

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$363,059	$366,103	$422,509
Interest-bearing demand	486,918	523,971	425,274
Savings	74,537	71,816	72,157
Time	678,370	731,400	719,857
Total deposits	1,602,884	1,693,290	1,639,797
Securities sold under agreements to repurchase and federal funds purchased	18,387	22,990	16,291
Borrowings	164,310	164,364	164,499
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	12,531	13,059	10,996
Total liabilities	1,839,351	1,934,942	1,872,822

Stockholders’ equity:
Preferred stock and Additional paid-in capital – Preferred stock	60,580	59,227	—
Common stock and Additional paid-in capital – Common stock	618,779	618,408	617,314
Shares to be issued for deferred compensation obligations	237	199	81
Accumulated deficit	(385,804)	(382,599)	(351,567)
Accumulated other comprehensive income (loss)	(341)	(143)	166
Treasury Stock	(102,471)	(102,454)	(102,421)
Total stockholders’ equity	190,980	192,638	163,573
Total liabilities and stockholders’ equity	$2,030,331	$2,127,580	$2,036,395

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2010	2009
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$20,784	$23,076
Investment securities:
Taxable	1,516	726
Tax-exempt	720	767
Dividends	185	288
Federal funds sold and other	116	3
Total interest income	23,321	24,860
Interest expense:
Deposits	4,713	7,125
Federal funds purchased and repurchase agreements	43	38
Borrowings	1,301	1,321
Subordinated debentures	632	658
Total interest expense	6,689	9,142
Net interest income	16,632	15,718
Provision for loan losses	4,000	2,505
Net interest income, after provision for loan losses	12,632	13,213
Noninterest income:
Customer service and other fees	2,214	2,679
Gain on sale of securities	14	—
Other	194	215
Total noninterest income	2,422	2,894
Noninterest expense:
Salaries and employee benefits	6,563	6,739
Occupancy expense	1,890	1,921
Furniture and equipment	976	1,131
Amortization of intangible assets	1,300	1,582
Other real estate owned	2,749	48
Insurance and assessments	1,812	1,041
Professional fees	877	849
Other general and administrative	1,959	2,149
Total noninterest expense	18,126	15,460
Income (loss) before income taxes	(3,072)	647
Income tax expense (benefit)	(1,227)	211
Net income (loss)	(1,845)	436
Preferred stock dividends	(1,360)	—
Net income (loss) applicable to common shareholders	$(3,205)	$436

Earnings (loss) per common share–basic:	$(0.06)	$0.01
Earnings (loss) per common share–diluted:	(0.06)	0.01

Weighted average common shares outstanding-basic	51,607,044	51,277,748
Weighted average common shares outstanding-diluted	51,607,044	51,277,930

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average
	March 31, 2010	December 31, 2009	March 31, 2009
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,492,630	$1,578,761	$1,808,727
Securities	245,518	228,608	141,031
Other earning assets	190,302	176,049	5,175
Average earning assets	1,928,450	1,983,418	1,954,933
Other assets	138,480	133,839	110,747
Total average assets	$2,066,930	$2,117,257	$2,065,680

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$352,937	$363,177	$432,080
Interest-bearing deposits	1,282,119	1,320,410	1,227,242
Average deposits	1,635,056	1,683,587	1,659,322
Other interest-bearing liabilities	224,856	223,835	230,379
Other liabilities	13,105	11,979	12,122
Total average liabilities	1,873,017	1,919,401	1,901,823
Average stockholders’ equity	193,913	197,856	163,857
Total average liabilities and stockholders’ equity	$2,066,930	$2,117,257	$2,065,680

GUARANTY BANCORP

Unaudited Credit Quality Measures

	Quarter Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$70,500	$59,584	$81,035	$52,483	$57,299
Other nonperforming loans	558	123	150	2,671	911
Total nonperforming loans	$71,058	$59,707	$81,185	$55,154	$58,210
Other real estate owned and foreclosed assets	30,918	37,192	32,246	34,746	14,524
Total nonperforming assets	$101,976	$96,899	$113,431	$89,900	$72,734

Impaired loans	$71,058	$59,707	$81,185	$55,154	$58,210
Allocated allowance for loan losses	(10,802)	(6,603)	(7,515)	(7,291)	(6,342)
Net investment in impaired loans	$60,256	$53,104	$73,670	$47,863	$51,868

Accruing loans past due 90 days or more	$558	$123	$9,140	$2,671	$911

Accruing loans past due 30-89 days	$21,956	$21,709	$52,443	$39,836	$31,957

Charged-off loans	$4,271	$7,618	$14,618	$13,509	$10,262
Recoveries	(295)	(566)	(615)	(347)	(367)
Net charge-offs	$3,976	$7,052	$14,003	$13,162	$9,895

Provision for loan loss	$4,000	$10,005	$20,000	$18,605	$2,505

Allowance for loan losses	$52,015	$51,991	$49,038	$43,041	$37,598
Allowance for loan losses to loans, net of unearned discount	3.62%	3.42%	3.09%	2.61%	2.14%
Allowance for loan losses to nonaccrual loans	73.78%	87.26%	60.51%	82.01%	65.62%
Allowance for loan losses to nonperforming assets	51.01%	53.65%	43.23%	47.88%	51.69%
Allowance for loan losses to nonperforming loans	73.20%	87.08%	60.40%	78.04%	64.59%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	6.96%	6.22%	7.00%	5.33%	4.11%
Nonperforming assets to total assets	5.02%	4.55%	5.51%	4.62%	3.57%
Nonaccrual loans to loans, net of unearned discount	4.91%	3.92%	5.11%	3.18%	3.26%
Nonperforming loans to loans, net of unearned discount	4.95%	3.93%	5.11%	3.34%	3.31%
Annualized net charge-offs to average loans	1.08%	1.77%	3.42%	3.05%	2.22%